Exhibit 99.1

Uranium Resources, Inc. Reduces Annual Costs by $2.2 million

  Elimination of three executives and reduction in cash compensation results in $800,000 in annual cash savings; Restricted stock to be issued in lieu of cash
  $13.5 million in cash on hand at December 1, 2008
  Expects to have sufficient cash to operate through 2010

LEWISVILLE, Texas--(BUSINESS WIRE)--December 18, 2008--Uranium Resources, Inc. (NASDAQ: URRE) (URI), announced today that its cost-cutting actions taken over the past several months combined with additional planned cost saving efforts are expected to result in annual cash savings of $2.2 million. The Company has closed its Corpus Christi, Texas and Albuquerque, New Mexico offices, completed data evaluation activities at its Crownpoint office, curtailed its exploration activities in Texas, is eliminating three executive officer positions, and has adopted a salary reduction program for all executive positions.

As was announced last month, URI has deferred all activities to delineate and develop new wellfields at its Texas operations. As a result, the Company does not plan to have any significant capital expenditures in 2009, unless there is a significant improvement in the uranium market. Capital spending for 2008 through December 1, 2008 was $10.4 million.

The Company’s two remaining operating wellfields at Kingsville Dome, which are expected to be depleted in the first quarter of 2009, have been generating cash during the quarter. As of December 1, 2008, URI had $13.5 million in cash. A primary use of URI’s cash is for its restoration and reclamation activities at its Kingsville Dome, Rosita and Vasquez projects in South Texas.

Dave Clark, URI’s President and CEO, stated, “Our primary objective over the past several months has been to slash costs as we realign the company in a manner that will allow us to advance toward our strategic goals while providing sufficient liquidity to operate through at least the end of 2010. We are confident we will achieve this objective. In addition, we are looking to monetize non-core assets to provide greater financial flexibility to seize opportunities as they arise.”

The Company is eliminating three executive officer positions and will reduce cash compensation for the remaining officers by 30% to 40%. Mr. Clark’s cash compensation will be reduced by 40%. Total annualized cash savings from these changes will be approximately $800,000. In lieu of the reduced cash compensation for the remaining executives in 2009, URI will make quarterly issuances of restricted shares of the Company’s common stock. The number of restricted shares to be issued will be based on the average closing price of the Company’s common stock on the last ten trading days of each quarter. The total restricted stock to be issued will not exceed 700,000 shares for the full year. The vesting period for the restricted shares will be one year from the date of issue.

URI plans to file a registration statement on Form S-8 with the Securities and Exchange Commission to register the 1.5 million shares of common stock available for issuance under the shareholder-approved 2007 Restricted Stock Plan. Under the registration statement, 70,000 shares have been issued to date since the plan was approved in July 2007.

Mr. Clark concluded, “Our strategic objectives are to improve our position in Texas where we own two fully-licensed ISR processing facilities while advancing our considerable assets in New Mexico toward production. We believe the recent permit awarded to us for exploratory drilling in New Mexico is a good indication of the progress being made in that state. URI has over 100 million pounds of in-place mineralized uranium material in New Mexico, an NRC license to mine at Churchrock, and the opportunity to build its uranium assets during difficult economic times for the industry.”

About Uranium Resources, Inc.

Uranium Resources, Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 100 million pounds of uranium in New Mexico. The Company acquired these properties over the past 20 years along with an extensive information database. URI’s strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents, and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski/James M. Culligan
716-843-3908/716-843-3874
dpawlowski@keiadvisors.com/jculligan@keiadvisors.com
or
Uranium Resources, Inc.
David N. Clark, 972-218-3330
President and CEO
or
Media:
April Wade, 505-440-9441
awade@uraniumresources.com